Exhibit 99.1

Media Contact:

Hillary Carnel | 205 970-5912

hillary.carnel@encompasshealth.com

Investor Relations Contact:

Crissy Carlisle | 205 970-5860

crissy.carlisle@encompasshealth.com

Encompass Health prices offering of its 4.500% senior notes due 2028 and its 4.750% senior notes due 2030

BIRMINGHAM, Ala., Sept. 9, 2019 – Encompass Health Corporation (NYSE: EHC) today announced the pricing of its underwritten public offering of $500 million in aggregate principal amount of its 4.500% senior notes due 2028 at a public offering price of 100% of the principal amount and $500 million in aggregate principal amount of its 4.750% senior notes due 2030 at a public offering price of 100% of the principal amount. The Company will pay interest on both series of the notes semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2020. The notes will be jointly and severally guaranteed on a senior unsecured basis by all of its existing and future subsidiaries that guarantee borrowings under the Company’s credit agreement and other capital markets debt.

The Company intends to use the net proceeds from this offering to fund the purchase of equity from management investors of its home health and hospice segment, to fund a call of $400 million of its senior notes due 2024 and to repay borrowings under its revolving credit facility.

Citigroup; Barclays; BofA Merrill Lynch; Goldman Sachs & Co. LLC; J.P. Morgan; Morgan Stanley; RBC Capital Markets; Regions Securities LLC; SunTrust Robinson Humphrey and Wells Fargo Securities will act as joint book-running managers of the offering.

This debt offering is being made pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-220519) filed with the Securities and Exchange Commission. This offering is being made solely by means of a prospectus supplement and accompanying prospectus which has been filed with the SEC. Before you invest, you should read the prospectus supplement and accompanying prospectus, as well as other documents the Company has filed or will file with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send the prospectus relating to the offering to you if you request it by contacting Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (800) 831-9146 or email: Prospectus@citi.com; Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, email at Barclaysprospectus@broadridge.com, telephone: (888) 603-5847; BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, or by email at dg.prospectus_requests@baml.com, or telephone: (800) 294-1322; Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: (212) 902-9316 or by emailing Prospectus-ny@ny.email.gs.com; J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling (866) 803-9204; Morgan Stanley & Co. LLC, at 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, by telephone at (866) 718-1649 or by emailing prospectus@morganstanley.com; RBC Capital Markets, Brookfield Place, 200 Vesey Street, 8th Floor, New York, New York 10281, Attention: Leveraged Capital Markets, or by telephone at 1-877-280-

1299; Regions Securities LLC, 615 S. College Street 6th Floor, Charlotte, NC 28202, or calling 704-940-5066; SunTrust Robinson Humphrey, 3333 Peachtree Road, 10th Floor, Atlanta, GA 30326, e-mail: STRHdocs@SunTrust.com, telephone: (800) 685-4786 or Wells Fargo Securities LLC, Attn: WFS Customer Service, 608 2nd Ave S, Suite 1000, Minneapolis, MN 55402, or (800) 645-9751 Opt 5, or email: wfscustomerservice@wellsfargo.com.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any security and does not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release shall not constitute a notice of redemption with respect to the notes being redeemed.

About Encompass Health

As a national leader in integrated healthcare services, Encompass Health (NYSE: EHC) offers both facility-based and home-based patient care through its network of inpatient rehabilitation hospitals, home health agencies and hospice agencies. With a national footprint that includes 133 hospitals, 245 home health locations, and 82 hospice locations in 37 states and Puerto Rico, the Company is committed to delivering high-quality, cost-effective, integrated care across the healthcare continuum. Encompass Health is ranked as one of Fortune’s 100 Best Companies to Work For.

Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, Encompass Health, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and Encompass Health undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by Encompass Health include, but are not limited to, Encompass Health’s ability to consummate the offering of notes on the terms described or at all; Encompass Health’s ability to comply with extensive, complex, and ever-changing regulations in the healthcare industry; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving Encompass Health, including any matters related to yet undiscovered issues, if any, at acquired companies; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of Encompass Health’s information systems, including unauthorized access to or theft of patient, business associate, or other sensitive information; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for Encompass Health’s services by governmental or private payors; and other factors which may be identified from time to time in Encompass Health’s SEC filings and other public announcements, including Encompass Health’s Form 10-K for the year ended Dec. 31, 2018 and Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019.